 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2016

DIGITAL POWER CORPORATION

 (Exact name of registrant as specified in its charter)

California	001-12711	94-1721931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48430 Lakeview Blvd, Fremont, CA 94538-3158

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 657-2635

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 5, 2016, Digital Power Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Philou Ventures, LLC, a Wyoming limited liability company (the “Purchaser”), and Telkoor Telecom Ltd., an Israeli company (the “Seller”) pursuant to which the Purchaser agreed to purchase all of the Seller’s 2,714,610 shares of the common stock in the Company, constituting approximately 40.06% of the Company’s outstanding shares of common stock. In consideration for such shares, the Purchaser agreed to pay Seller $1.5 million.

Pursuant to the Agreement, the Company entered into a Rescission Agreement with the Seller in order to resolve all financial issues between the parties, including the repurchase by Seller of 1,136,666 shares of common stock in Seller beneficially owned by the Company for their book value in Digital Power Corporation's financial statements as of June 30, 2016.

The Agreement includes customary representations, warranties and covenants by the parties as well as conditions to closing.

The Agreement provided that all of the directors of the Company other than Mr. Amos Kohn, are to resign as directors of the Company as of closing, and as soon as practicable after the closing, the Company is to take actions to enable four designees of the Purchaser to be appointed to the board of directors of the Company. On September 20, 2016, the Purchaser waived its rights to (i) require the resignation of Mr. Moti Rosenberg as a director of the Company and (ii) designate four (4) members to the Company's board of directors, and instead will have the right to designate only two (2) members to the board. The Purchaser agreed that one member of the Board may be designated by the remaining members of the Board immediately following Closing to fill one of the three vacancies on the Board.

The closing of the transactions under the Agreement and the Rescission Agreement occurred on September 22, 2016.

Pursuant to the Agreement, on September 22, 2016, Messrs. Israel Levi, Haim Yatim, and Ben-Zion Diamant resigned from the board of directors of the Company. On September 22, 2016, the remaining members of the board of directors of the Company filled one of the vacancies caused by the resignation of the foregoing directors by appointing Mr. Robert O. Smith to the board of directors. Following this appointment, the Company's board of directors currently consists of Messrs. Amos Kohn, Moti Rosenberg and Robert O. Smith.

Under the terms of the Agreement following the execution of the waiver referred to above, as soon as reasonably practicable after the closing, the Company is to take actions to enable two designees of the Purchaser to be appointed to the board of directors of the Company. The appointment of the Purchaser designees to the board of directors will be subject to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder.

The above descriptions of the Agreement and Rescission Agreement do not purport to be complete and are qualified in their entirety by reference to the Agreement and Rescission Agreement which are attached hereto as Exhibits 10.1 and 10.2, respectively, on the Company's Current Report on Form 8-K dated September 7, 2016.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors

As indicated above, on September 22, 2016, Messrs. Israel Levi, Haim Yatim, and Ben-Zion Diamant resigned from the board of directors of the Company. The Company thanks Messrs. Israel Levi, Haim Yatim, and Ben-Zion Diamant for their service and contribution to the Company.

Election of Directors

As indicated above, on September 22, 2016, the Board of Directors of the Company filled one of the vacancies caused by the resignation of the foregoing directors by appointing Mr. Robert O. Smith to the Board.

Mr. Smith will serve on the Board's various committees, including the Nomination and Governance Committee, Audit Committee, and Compensation Committee.

Robert Smith served as a member of our Board of Directors from November 2010 until May 2015, and served as a member of our Advisory Board from 2002 until 2015. He is currently a C-level executive consultant working with Bay Area high-tech firms on various strategic initiatives in all aspects of their business. From 2004 to 2007, he served on the Board of Directors of Castelle Corporation. From 1990 to 2002, he was our President, Chief Executive Officer and Chairman of the Board. From 1980 to 1990, he held several management positions with Computer Products, Inc., the most recent being President of their Compower/Boschert Division. From 1970 to 1980, he held managerial accounting positions with Ametek/Lamb Electric and with the JM Smucker Company.  Mr. Smith received his BBA degree in Accounting from Ohio University.  We believe that Mr. Smith’s executive-level experience, including his previous service as our President, Chief Executive Officer and Chairman of the Board,  his extensive experience in the accounting industry, and his service on our Board from November 2010 until May 2015, give him the qualifications and skills to serve as one of our directors.

There are no arrangements or understandings pursuant to which Mr. Smith was appointed as a director, there are no related party transactions between the Company and Mr. Smith that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

10.1 Waiver Letter to Securities Purchase Agreement

About Digital Power:

Digital Power Corporation is a solution-driven organization that designs, develops, manufactures and sells high-grade customized and flexible power system solutions for the most demanding applications in the medical, military, telecom and industrial markets. We are highly focused on high-grade and custom product designs for both the commercial and military/defense markets, where customers demand high density, high efficiency and ruggedized products to meet the harshest and/or military mission critical operating conditions. We are a California corporation originally formed in 1969, and our common stock trades on the NYSE Amex under the symbol "DPW". Digital Power's headquarters is located at 48430 Lakeview Blvd., Fremont, California, 94538; Contact: Investor Relations, 510-657-2635; Website: www.digipwr.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL POWER CORPORATION

Dated: September 22, 2016	By:	/s/ Amos Kohn
	Name:	Amos Kohn

	Title:	President and Chief Executive Officer

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